Exhibit 99.1

FOR IMMEDIATE RELEASE

HANDLEMAN COMPANY REPORTS THIRD QUARTER RESULTS

Earnings Per Share of $.94, Up 19% from $.79 Last Year

Troy, Michigan – February 23, 2005, Handleman Company (NYSE: HDL), www.handleman.com, today announced results for its third quarter of fiscal year 2005, which ended January 31, 2005.

Third Quarter Fiscal 2005

Revenues for the third quarter of this fiscal year were $459.3 million, an increase of 3% from $443.9 million for the third quarter of last year. The Company increased revenues in each of the major countries in which it operates: United States, United Kingdom and Canada. Net income for the third quarter of this fiscal year was $20.8 million or $.94 per diluted share compared to net income of $19.3 million or $.79 per diluted share last year, representing a 19% increase in diluted earnings per share.

The Company’s gross profit margin, as a percentage of revenues, was 19.0% for the third quarter of this year, compared to 19.6% for the third quarter of last year. The lower gross profit margin percentage this fiscal year was primarily due to a greater proportion of discounted sales to support customer promotions. Promotional products are generally sold by the Company’s customers at lower retail prices.

Selling, general and administrative (SG&A) expenses for the third quarter of this year were $54.8 million or 11.9% of revenues, compared to $56.7 million or 12.8% of revenues for the same quarter of last year. The decrease in SG&A expenses as a percentage of revenues is attributable to the Company’s continued focus on cost control and productivity.

Stock Repurchase

During the third quarter of this fiscal year, the Company repurchased 438,800 shares of its common stock. This brings the total number of shares repurchased under the Company’s 20% share repurchase authorization to 4.7 million, or 92% of the total authorization. As of January 31, 2005, the Company had 21,787,611 shares outstanding.

Nine Months Fiscal 2005

Revenues for the first nine months of this fiscal year were $986.7 million, compared to $919.1 million for the first nine months of last year, an increase of 7%. Net income for the first nine months of this year was $29.8 million or $1.31 per diluted share compared to $30.5 million or $1.23 per diluted share for the same period of last year. Income from continuing operations for the first nine months of fiscal 2005 was $30.3 million or $1.33 per diluted share, compared to $27.9 million or $1.13 per diluted share from continuing operations for the comparable period of last year.

Fourth Quarter Fiscal 2005 Guidance

Stephen Strome, the Company’s Chairman and CEO, said “Mass merchant retailers, the Company’s primary customer base, continue to increase their music sales and music industry market share. This increase results in higher sales for Handleman Company. In addition, we continue to actively focus on selling, general and administrative expense control. As we begin our fourth fiscal quarter, we expect our earnings per share for the quarter to be ahead of the same period last year. As a result, we are raising our fiscal 2005 earnings per share guidance from continuing operations to $1.63—$1.65 per share. Our previous guidance for fiscal 2005 earnings per share was $1.52—$1.58 per share. Earnings per share from continuing operations for fiscal 2004 were $1.38.”

Call Notice

Handleman Company will host a conference call to discuss the third quarter of fiscal year 2005 financial and operating results on Thursday, February 24, 2005 at 2:00 p.m. (Eastern Time). To participate in the teleconference call (in listen mode only), please dial 800-442-9683 at least five minutes before the start of the conference call. In addition, Handleman Company will simulcast the conference live via the Internet. The web cast can be accessed and will be available for 30 days on the investor relations page of Handleman Company’s web site, www.handleman.com. A telephone replay of the conference call will be available until Friday, February 25, 2005 at midnight by calling 800-642-1687 (PIN Number 3521308).

About Handleman Company

Handleman Company is a category manager and distributor of prerecorded music to mass merchants in the United States, United Kingdom, Canada, Brazil and Argentina. As a category manager, the Company manages a broad assortment of titles to optimize sales and inventory productivity in retail stores and also provides direct-to-store shipments, marketing and in-store merchandising.

Forward-Looking and Cautionary Statements

Information in this press release contains forward-looking statements, which are not historical facts. These statements involve risk and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results, events and performance could differ materially from those contemplated by these forward-looking statements including, without limitation, risks associated with changes in the music industry, continuation of satisfactory relationships with existing customers and suppliers, establishing satisfactory relationships with new customers and suppliers, effects of electronic commerce inclusive of digital music distribution, dependency on technology, ability to control costs, relationships with the Company’s lenders, pricing and competitive pressures, dependence on third-party carriers to deliver products to customers, the ability to secure funding or generate sufficient cash required to build and grow new businesses, the occurrence of catastrophic events or acts of terrorism, certain global and regional economic conditions, and other factors discussed in this press release and those detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Handleman Company notes that the preceding conditions are not a complete list of risk and uncertainties. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Handleman Company Contact: Greg Mize Vice President, Investor Relations (248) 362-4400, Ext. 211	Media Relations: David Bassett (248) 855-6777, Ext. 132

Thomas Braum, Sr. Vice President and CFO (248) 362-4400, Ext. 718	Fred Marx (248) 855-6777, Ext. 131

- Tables Follow -

CONSOLIDATED STATEMENTS OF INCOME

(amounts in thousands, except per share data)

(unaudited)

	Three Months (13 Weeks) Ended		Nine Months (39 Weeks) Ended
	Jan. 31, 2005	Jan. 31, 2004 (restated)	Jan. 31, 2005	Jan. 31, 2004 (restated)

Revenues	$459,270	$443,902	$986,669	$919,095

Costs and expenses:
Direct product costs	372,033	357,049	796,670	732,682
Selling, general and administrative expenses	54,770	56,661	145,219	143,007

Operating income	32,467	30,192	44,780	43,406

Investment income, net	145	248	2,192	255

Income from continuing operations before income taxes	32,612	30,440	46,972	43,661

Income tax expense	11,846	11,144	16,645	15,735

Income from continuing operations	20,766	19,296	30,327	27,926

Income (loss) from discontinued operations, net of taxes	—	—	(483)	2,598

Net income	$20,766	$19,296	$29,844	$30,524

Basic net income per share:
- From continuing operations	$.94	$.79	$1.33	$1.13
- From discontinued operations	—	—	(.02)	.10

Total basic net income per share	$.94	$.79	$1.31	$1.23

Diluted net income per share:
- From continuing operations	$.94	$.79	$1.33	$1.13
- From discontinued operations	—	—	(.02)	.10

Total diluted net income per share	$.94	$.79	$1.31	$1.23

Weighted average number of
shares outstanding - basic	22,092	24,292	22,719	24,787

- diluted	22,143	24,437	22,775	24,855

CONSOLIDATED CONDENSED BALANCE SHEETS

(amounts in thousands)

(unaudited)

	January 31, 2005	January 31, 2004 (restated)
Assets
Cash and cash equivalents	$25,737	$76,043
Accounts receivable	278,112	249,336
Merchandise inventories	147,751	132,286
Other current assets	14,613	9,795

Total current assets	466,213	467,460
Property and equipment, net of depreciation and amortization	60,566	61,210
Other assets, net	24,170	24,833

Total assets	$550,949	$553,503

Liabilities
Accounts payable	$189,535	$185,544
Other current liabilities	43,665	39,385

Total current liabilities	233,200	224,929
Debt, non-current	—	—
Other liabilities	11,639	5,793

Shareholders’ equity	306,110	322,781

Total liabilities and shareholders’ equity	$550,949	$553,503

ADDITIONAL INFORMATION FROM CONTINUING OPERATIONS (amounts in thousands)

	Three Months (13 Weeks) Ended		Nine Months (39 Weeks) Ended
	Jan. 31, 2005	Jan. 31, 2004 (restated)	Jan. 31, 2005	Jan. 31, 2004 (restated)
Income from continuing operations	$20,766	$19,296	$30,327	$27,926
Investment income, net	(145)	(248)	(2,192)	(255)
Income tax expense	11,846	11,144	16,645	15,735
Depreciation expense	4,633	4,807	13,101	11,777

Adjusted EBITDA*	$37,100	$34,999	$57,881	$55,183

Additions to property and equipment	$1,622	$10,805	$12,355	$17,489

*	Adjusted EBITDA is computed as income from continuing operations, less net investment income, plus income expense and depreciation expense.

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